Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ozaukee Bank

Cedarburg, Wisconsin

We consent to the inclusion in this Registration Statement on Form F-4 of Bank of Montreal of our report dated February 28, 2007 on the consolidated balance sheet of Ozaukee Bank and subsidiary as of December 31, 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended, included herein and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus forming part of this registration statement.

Wipfli LLP

October 10, 2007
Madison, Wisconsin